Calculation of Registration Fee

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$300,000,000	$21,390.00

Pricing Supplement Dated March 29, 2010	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 20, 2009 and	Registration No. 333-163273
Prospectus Supplement dated November 20, 2009)

PACCAR Financial Corp.

Medium-Term Notes, Series M – Floating Rate

CUSIP# 69371RJ80

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ Barclays Capital Inc.
☐ Citigroup Global Markets Inc.
☒ BNP Paribas Securities Corp.
☐ Mitsubishi UFJ Securities (USA), Inc.
☐ Goldman, Sachs & Co.
☒ J.P. Morgan Securities Inc.
☒ Other: HSBC Securities (USA) Inc., BBVA Securities, Inc. acting as ☐ principal ☒ agent at:  ☐  varying prices related to prevailing market prices at the time of resale  ☒  a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date:	April 6, 2010

Agent’s Discount or Commission: 0.20%	Final Maturity Date:	April 5, 2013

Net Proceeds to Company: $299,400,000	Interest Payment Date(s):	Monthly on the 5th, commencing May 5, 2010

Calculation Agent:

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:
☐ Inverse Floating Rate Note Fixed Interest Rate:
☐ Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: May 5, 2010

Interest Reset Date(s): Monthly on the 5th

Interest Rate Basis:

☐ CD Rate	☐ Federal Funds Rate	☐ Prime Rate
☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate
☐ CMT Rate	Designated LIBOR Page:	☐ Other (see attached)
☐ Reuters Page FRBCMT	☒ Reuters Page LIBOR 01
☐ Reuters Page FEDCMT	☐ Reuters Page LIBOR 02
If Reuters Page FEDCMT:	Designated LIBOR Currency:
☐ Weekly Average
☐ Monthly Average

Index Maturity: 1 Month LIBOR

Spread (+/-): +.45%

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐  30/360 for the period from              to              .

☒  Actual/360 for the period from April 6, 2010 to April 5, 2013.

☐  Actual/Actual for the period from              to             .

Redemption:

☒  The Notes may not be redeemed prior to the Maturity Date.

☐  The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:        %

  Annual Redemption Percentage Reduction:        % until Redemption Percentage is 100% of the

  Principal Amount.

☐  The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒  The Notes may not be repaid prior to the Maturity Date.

☐  The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                 (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price:        %

Form:   ☒  Book-Entry        ☐  Certificated

Other Provisions:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847.